UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2006

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

527 Madison Avenue, 16th Floor, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 319-8801
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry Into a Material Definitive Agreement.

On June 6, 2006, NorthStar Realty Finance Corp. and certain of its subsidiaries (the “Company”) amended its master repurchase agreement with Wachovia Bank, National Association (the “Facility”). Following the amendment, the Company may now borrow up to $500 million under the Facility in order to finance the origination and acquisition of senior and subordinate debt and other real estate loans and securities. The additional capacity and flexibility under the Facility will allow the Company to accumulate collateral for its next contemplated real estate debt CDO and to continue to finance other investments.

Advance rates under the Facility range from 50% to 100% of the value of the collateral for which the advance is to be made. Amounts borrowed under the Facility bear interest at spreads of 0.15% to 2.50% over one-month LIBOR, depending on the type collateral for which the amount is borrowed. Additionally, if a securitization transaction with respect to the collateral subject to the Facility is not consummated by March 23, 2007, certain advances under the Facility will be subject to commitment and unused fees and the Company’s limited guarantee shall be increased to 10% of the amount outstanding under the Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: June 8, 2006	By:	/s/ Albert Tylis Albert Tylis General Counsel